                                   EXHIBIT 6

                   Opinion and Consent of Philip Barlow, FSA

April 24, 1997


Acacia National Life Insurance Company
51 Louisiana Avenue, N.W.
Washington, D.C.  20001

Gentlemen:

This opinion is furnished in connection with the registration by Acacia National Life Insurance Company of a flexible premium variable life insurance policy ("Policy") under the Securities Act of 1933. The Prospectus included in the Post-Effective Amendment No. 3 to the Registration Statement on Form S-6 (#33-90208) describes the Policy. I have provided actuarial advice concerning the preparation of the Registration Statement and the Policy form described in the Registration Statement, and I am familiar with the Registration Statement and Exhibits thereto. In my professional opinion:

         1. The illustrations of death benefits and cash values included in the, Appendix to the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy.

         2. The illustrations of account values and death benefits included in the illustrations, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Policy for male age 35 than to prospective purchasers at other ages or underwriting classes or for females.

I hereby consent to the use of this opinion as an exhibit to the Post-Effective Amendment No. 3 to the Registration Statement (#33-90208) and to the reference to my name under the heading "Experts" in the Prospectus.

Very truly yours,

/s/ Philip Barlow
Philip Barlow, FSA
Vice President and Actuary